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                                                                    EXHIBIT 99.1



For Information Contact
-----------------------
At Greater Bay Bancorp:              At Financial Relations Board:
Shawn E. Saunders, SVP,              Christina Carrabino (general information)
Finance & Accounting                 James Hoyne (analyst contact)
(650) 813-8211                       (415) 986-1591



FOR IMMEDIATE RELEASE
---------------------

                    GREATER BAY BANCORP ANNOUNCES ACQUISITION

                             OF THE MATSCO COMPANIES


PALO ALTO, CA, August 8, 2000 -- Greater Bay Bancorp (Nasdaq:GBBK), a $4.1 billion in assets financial services holding company, announced today that it has signed a definitive agreement to acquire The Matsco Companies Inc. ("Matsco"), a financial services company headquartered in Emeryville, California which specializes in financial services for the dental and veterinary markets. Greater Bay Bancorp will pay the Matsco shareholders $6.5 million in cash and up to an additional $6.0 million in an earn-out arrangement over a 5 year period. The acquisition is subject to regulatory approval and is expected to close in the fourth quarter of this year.

Greater Bay Bancorp anticipates the transaction to be accretive to 2000 earnings, after goodwill amortization and excluding one-time nonrecurring transaction-related expenses. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the acquisition.

On a pro forma basis as of June 30, 2000, the combined company would have had total assets of approximately $4.3 billion. Including the pending merger with Bank of Petaluma, the company's pro forma assets as of June 30, 2000 would have been $4.5 billion. On a pro forma basis, Matsco, with assets of approximately $170 million, will represent approximately 4% of Greater Bay Bancorp's total assets.


David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, commented, "Matsco brings proven success in a high-demand niche market where it has a significant market share in California particularly in Northern California. In addition, Matsco will enable Greater Bay Bancorp to expand our ability to grow by cross-selling loan and leasing services to our existing client relationships."


Matthew Shieman, President and Chief Executive Officer of Matsco who will continue to lead Matsco's operations as part of Greater Bay Bancorp, said, "By joining forces with Greater Bay Bancorp, Matsco will have the ability to expand its capabilities in providing
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financial products and services to the dental and veterinary markets while also allowing us to focus on the equipment leasing needs of Greater Bay Bancorp's clients located in the San Francisco Bay Area."

Matsco offers a complete range of finance products and services to meet the needs of dentists and veterinarians throughout their professional career. The Company is endorsed exclusively by the American Dental Association (ADA) and California Dental Association (CDA). The principal financial products offered by Matsco include practice start-up financing, practice expansion financing, practice acquisition financing, working capital and financing for retirement planning. These products are structured as either equipment leases or loans.

Greater Bay Bancorp through its nine subsidiary banks, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce, along with its operating divisions serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the Contra Costa Tri-Valley Region and the Coastal Market.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed mergers are consummated, the success of Greater Bay Bancorp in integrating the new banks into its organization and other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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